Exhibit 21.1

SUBSIDIARIES OF

ICF INTERNATIONAL, INC.

NAME	JURISDICTION OF INCORPORATION/ ORGANIZATION
ICF Consulting Pty, Ltd.	Australia
ICF Consultoria do Brasil, Ltda.	Brazil
ICF Consulting Canada, Inc.	Canada
CommentWorks.Com Company, L.L.C.	Delaware
ICF Associates, L.L.C. (d/b/a ICF Consulting Associates in Washington)	Delaware
ICF Biomedical Consulting, LLC	Delaware
ICF Consulting Group, Inc.	Delaware
ICF Consulting Services, L.L.C.	Delaware
ICF Emergency Management Services, LLC	Delaware

ICF Incorporated, L.L.C.

    (d/b/a ICF Incorporated in Alabama)

    (d/b/a ICF (Delaware), L.L.C. in Arizona)

    (d/b/a ICF Consulting, LLC in California)

    (d/b/a ICF in Michigan)

    (d/b/a ICF Minnesota, L.L.C. in Minnesota)

    (d/b/a ICF (Delaware), L.L.C. in Missouri)

    (d/b/a ICF Delaware in New York)

    (d/b/a ICF, L.L.C. in Texas)

Delaware
ICF Information Technology, L.L.C.	Delaware
ICF Program Services, L.L.C.	Delaware
ICF Resources, L.L.C.	Delaware
Systems Applications International, L.L.C.	Delaware
ICF Services Company, L.L.C.	Delaware
The K.S. Crump Group, L.L.C.	Delaware
ICF Consulting India Private Ltd.	India
ICF/EKO	Russia
ICF Consulting Limited	U.K.
Caliber Associates, Inc. (d/b/a Caliber Associates (Fairfax Co) in Virginia) (d/b/a Caliber Associates, Inc of Virginia in Washington)	Virginia
Collins Management Consulting, Inc.	Virginia
Fried & Sher, Inc.	Virginia
Simulation Support, Inc.	Virginia

Synergy, Inc.

    (d/b/a Synergy Defense Systems, Inc. in Alabama, Nevada, Virginia and Wisconsin)

    (d/b/a DC Synergy, Inc. in California, Florida and New Jersey)

    (d/b/a Synergy Systems Inc. in Oklahoma)

    (d/b/a Synergy, Inc. (DC) in Utah)

Washington, D.C.